Exhibit 10.39

January 21, 2014

Dear Peter,

I want to summarize for you the additional relocation benefits recently extended to you by the independent members of the Board of Directors in connection with your relocation from New York City to the Bay Area. These relocation benefits are in addition to those set forth in your offer letter dated November 20, 2013.

o	Temporary car rental of 3 months.
o	A miscellaneous one time allowance equal to one month’s salary (or $58,333) to cover all other costs of your move not previously described herein.
o

If you decide to purchase a home within 12 months from your date of hire (before December 2, 2014), we will cover closing escrow costs (a fixed amount based on cost of purchase) and one point of interest. Maximum total home purchase costs referenced here not to exceed $75,000.

o	Lease break assistance of up to 4 months for your New York City apartment if you are unable to sublease it.
o	Any broker’s fees associated with a rental property in California should you decide to rent instead of purchase a residence during your first 12 months of your assignment.

Please let me know if you have any questions concerning these additional relocation benefits.

Regards,

/s/ Elisa Gilmartin

Elisa Gilmartin

Chief Human Resources Officer, Polycom